                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                  Commission File Number 0-19824

                           NOTIFICATION OF LATE FILING

(Check One):    [ ] Form 10-K    [ ] Form 11-K    [ ] Form 20-F    [X] Form 10-Q
                [ ] Form N-SAR

For Period Ended:                                March 31, 2005
                 ---------------------------------------------------------------

[ ]   Transition Report on Form 10-K        [ ]  Transition Report on Form 10-Q
[ ]   Transition Report on Form 20-F        [ ]  Transition Report on Form N-SAR
[ ]   Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

     READ ATTACHED  INSTRUCTION  SHEET BEFORE  PREPARING  FORM.  PLEASE PRINT OR
TYPE.

     Nothing in this form shall be  construed to imply that the  Commission  has verified any information contained herein.

     If the  notification  relates  to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:
                                                        ------------------------
--------------------------------------------------------------------------------

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant     NUTRITION MANAGEMENT SERVICES COMPANY
                       ---------------------------------------------------------

Former name if applicable
                         -------------------------------------------------------

                            BOX 725, KIMBERTON ROAD
--------------------------------------------------------------------------------

Address of principal executive office (STREET AND NUMBER)

City, state and zip code          KIMBERTON, PA 19442
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]  (a) The reasons described in reasonable detail in Part  III  of  this  form could not be eliminated without unreasonable effort or expense;

[X]  (b) The subject annual report, semi-annual  report,  transition  report  on
     Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or
     before the 15th calendar day following the prescribed  due  date;  or   the
     subject quarterly report or  transition  report  on  Form 10-Q,  or portion thereof will be filed on or before the fifth  calendar  day  following  the prescribed due date; and

[ ]  (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
     has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in  reasonable  detail the reasons why Form 10-K,  11-K,  20-F,
10-Q,  N-SAR or the transition  report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Registrant was unable to file the Form 10-Q for the quarter ended March
31,  2005 (the  "Report")  without  unreasonable  effort or  expense  due to the related delays in gathering  information for inclusion in the Report  associated therewith

                                     PART IV
                               OTHER INFORMATION

     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification

      JOSEPH ROBERTS              (610)                           935-2050
--------------------------------------------------------------------------------
         (Name)                (Area Code)                    (Telephone number)

     (2) Have all other periodic  reports  required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no,
identify report(s).                                              [X] Yes [ ] No

     (3) Is it anticipated that any significant  change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 [ ] Yes [X] No

     If so: attach an explanation of the anticipated  change,  both  narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

                      NUTRITION MANAGEMENT SERVICES COMPANY
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date     May 16, 2005                         /s/ Joseph Roberts
     -------------------------------          ----------------------------------
                                              Name: Joseph Roberts
                                              Title: Chairman of the Board and
                                              Chief Executive Officer

          INSTRUCTION.  The form may be signed by an  executive  officer  of the registrant  or by any other duly  authorized  representative.  The name and title of the person signing the form shall be typed or printed  beneath the signature.  If the  statement is signed on behalf of the  registrant  by an authorized  representative  (other than an executive officer),  evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

     Intentional  misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).